Exhibit 99.2

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081

VILLAGE SUPER MARKET, INC. NAMED A SUCCESSFUL
BIDDER IN THE BANKRUPTCY AUCTION TO ACQUIRE CERTAIN ASSETS OF FAIRWAY

Contact:	John Van Orden, CFO
(973) 467-2200
villageinvestorrelations@wakefern.com

Springfield, New Jersey - March 31, 2020 - On March 25, 2020, Village Super Market, Inc. (“Village” or the “Company”) entered into a revised Asset Purchase Agreement (“APA”) with Fairway Group Holdings Corp. and certain of its subsidiaries (“Fairway”) to acquire certain assets, including five supermarkets, a production distribution center (the “PDC”) and the intellectual property of Fairway, including the names “Fairway” and “Fairway Markets.” Four of the supermarkets are in Manhattan, specifically the Upper West Side, Upper East Side, Kips Bay and Chelsea locations, and a fifth store is located in Pelham, NY. Village has agreed to pay $76.0 million for the Fairway assets, subject to closing adjustments set forth in the APA, and to assume certain liabilities, consisting primarily of those arising from acquired leases. Village’s cash purchase price will be reduced by a $2.1 million credit arising from the breakup of Village’s initial “stalking horse” bid. The acquisition is subject to the approval of the United States Bankruptcy Court for the Southern District of New York at a hearing currently scheduled for April 14, 2020 and other closing conditions set forth in the APA.

Village Super Market operates a chain of thirty supermarkets under the ShopRite name in New Jersey, Maryland, New York City and eastern Pennsylvania and three specialty markets under the Gourmet Garage name in New York City.
Forward Looking Statements

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; and other factors detailed herein and in the Company’s filings with the SEC.